UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

MGP Ingredients, Inc.
(Name of Registrant as Specified In Its Charter)

Karen Seaberg Laidacker M. Seaberg Cloud L. Cray, Jr. Cray Family Management LLC Cray MGP Holdings LP John P. Bridendall M. Jeannine Strandjord
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

On August 19, 2013, Karen Seaberg, Laidacker M. Seaberg, Cloud L. Cray, Jr., Cray Family Management LLC, Cray MGP Holdings LP, John P. Bridendall and M. Jeannine Strandjord (the “Participants”), who are soliciting proxies for the MGP Ingredients, Inc. (the “Company”) 2013 Annual Meeting of Stockholders, and any adjournments, postponements, continuations or rescheduling thereof (the “2013 Annual Meeting”), issued a news release, which is attached hereto as Exhibit 1.

ON JULY 10, 2013, THE PARTICIPANTS FILED A DEFINITIVE PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”). SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS FROM THE STOCKHOLDERS OF THE COMPANY FOR USE AT THE 2013 ANNUAL MEETING BECAUSE THEY CONTAIN IMPORTANT INFORMATION RELATING TO THE PARTICIPANTS. THE DEFINITIVE PROXY STATEMENT IS AVAILABLE AT NO CHARGE AT THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. THE PARTICIPANTS’ DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WERE FIRST SENT TO HOLDERS OF THE COMPANY’S COMMON STOCK AND PREFERRED STOCK ON OR ABOUT JULY 12, 2013.

Exhibit 1

FOR IMMEDIATE RELEASE

ISS SUPPORTS CRAY GROUP NOMINEE FOR MGP INGREDIENTS BOARD

ISS recommends that stockholders vote on the GOLD proxy card for the Cray Group nominees, John Bridendall and Cloud L. “Bud” Cray, and against Say-On-Pay proposal

Atchison, Kansas-August 19, 2013—The Cray Group today announced that Institutional Shareholder Services (“ISS”), a leading proxy advisory firm, issued its analysis of the proxy contest for the 2013 Annual Meeting of Stockholders of MGP Ingredients, Inc. (“MGP” or the “Company”), and any adjournments, postponements, continuations or rescheduling thereof (the “2013 Annual Meeting”).  The members of the Cray Group include Bud Cray, Karen Seaberg, Laidacker M. Seaberg, Cray Family Management LLC and Cray MGP Holdings LP.

ISS Recommends Replacing John Speirs with Cray Group Nominee, John Bridendall

ISS recommended that the Company’s stockholders vote in favor of the Cray Group nominees, John P. Bridendall and Bud Cray.  In support of its conclusion that the Cray Group “had made a compelling case for change,” ISS stated the following:

“Over the 3-year period — the period in which management indicates its transformation began — MGPI lost 19.8% of value, compare to gains of 67.5% and 59.6% for the peer group and Russell 2000 index respectively.  Over the 5-year period — the period that captures the Chairman’s (2004) and CEO (2008) entire tenures — MGPI lost 37.9% of value, as compared to gains of 13.9% and 45.5% for the peer group and index, respectively. The sustained poor performance [of MGP] clearly gives merit to the [Cray Group’s] claims, namely, that the CEO and board have failed to improve shareholder value over an adequate time period.” (emphasis added)

“Given the persistent poor performance and the long tenure of the Chairman (servicing since 2004), who, by his own account, has played a key role in designing and implementing the [C]ompany’s strategic plan, the change on the board the [Cray Group] is seeking appears justified.”

“It is notable that the overwhelming majority of the Cray Family’s economic interest is tied to its common stock holdings and not linked to its preferred stock ownership.  Therefore, in this respect, the family appears aligned with the interest of other common shareholders.  Moreover, the [Cray Group’s] key critique — that failed board stewardship since 2008 has resulted in a lack of accountability to shareholders and that the board and CEO have failed on their mandate to implement and execute on a strategy to increase shareholder return and improve operating results in a timely manner — appears to have merit. Balancing these countervailing issues, we conclude the dissident has made a compelling case for change.” (emphasis added)

“The [Cray Group] has made a compelling case that there is need for additional board oversight at MGP Ingredients.  Given that the [Cray Group] and management are in general agreement about [MGP’s] strategy, the central focus at [MGP] is, rather, on the slowness and apparent inability of the board and management team to execute and increase shareholder value since 2008, the date that the board appointed a new CEO and changed the company’s strategic direction.” (emphasis added)

“Against this backdrop, and given the persistent poor performance and actions that have yet to resonate with shareholders, the board could benefit from the skills and experience of John Bridendall and the continuing presence and knowledge of Cloud Cray Jr. who, we note is supported by both the dissident and management.” (emphasis added)

“Bridendall brings extensive industry experience, particularly in his knowledge of the distilled spirits industry, and has expertise in strategic planning, branding strategy, managing organic growth and external growth through his experience in mergers and acquisitions. Bridendall also brings his training and experience in finance and accounting.  The addition of Bridendall to the board is likely to add a fresh perspective to board deliberations and its decision-making.” (emphasis added)

ISS Recommends Against Say-On-Pay Proposal

ISS recommended that shareholders vote AGAINST the advisory vote on compensation of executive officers (“Say-On-Pay”).  ISS warned that the recent actions of management to implement golden parachute benefits for executives, which are not linked to performance, and are designed to be triggered by a change in board composition “raise concerns about [MGP’s] compensation program.”  ISS underscored that such self-serving changes “were implemented in the midst of the current proxy contest and following a sustained period of underperformance by [MGP].” (emphasis added)  ISS also noted that:

Changes to the bonus and stock incentive programs also increase the possibility of “pay for failure” scenarios, while potentially raising the cost to shareholders of implementing management change that may be deemed needed.  In light of these actions, support for this proposal is not warranted.  (emphasis added)

ISS Recommends For Cray Group Governance Proposal to Repeal Interim Bylaws

ISS also recommended voting FOR the Cray Group’s governance proposal to repeal all bylaw changes adopted by MGP since the original record date for the 2013 Annual Meeting of April 3, 2013.  ISS noted that this proposal is a common precautionary device in proxy contest “which would allow the [Cray Group] nominees sufficient latitude to act on their mandate if elected.”

Other Cray Group Governance Proposals

The Cray Group expressed its disappointment that the other governance reforms it proposed did not receive ISS support, namely:

•                  A precatory proposal to amend the articles of incorporation to declassify the MGP board of directors (“Board”);

•                  A proposal to amend the bylaws to allow one or more stockholders holding of record, in the aggregate, 10% or more of the outstanding common stock or preferred stock to call a special meeting of stockholders, subject to certain exceptions designed to prevent duplicative and unnecessary meetings;

•                  A proposal to amend the bylaws to require that any vacancies on the Board be filled only by the stockholders and not by the Board;

•                  A proposal to amend the bylaws to provide for confidential voting at the 2013 Annual Meeting and future annual meetings of stockholders.

The Cray Group respectfully disagrees with ISS’s analysis on these governance proposals and believes that ISS’s rationale is logically inconsistent.  ISS acknowledges that these proposals reflect best practices in corporate governance, avoid the potential to entrench management, promote accountability to shareholders and generally enhance the rights of shareholders.  Moreover, as described more fully above, ISS concluded that the Cray Group claims that the CEO and board have failed to improve shareholder value over an adequate time period.  ISS also noted that the “overwhelming majority of the Cray Family’s economic interest is tied to its [ownership of 27.5% interest in the common stock of MGP] and, in this respect, the family appears aligned with the interest of other common stockholders.”

Despite these findings and its conclusion that the Cray Group has “made a compelling case for change at the Company helm,” ISS concludes that these governance proposals could “accelerate the [Cray Group’s] ability to gain majority control over the Board” and that “shareholders may benefit from a wealth of perspectives provided by the [C]ompany’s independent directors.”  ISS’s views appear to be unduly influenced by the MGP’s dual class structure which permits the Preferred Stock to elect five of the nine directors constituting the Board.  This perspective, however, overlooks the fact that holders of Common Stock elect four of the nine directors and our governance proposals would make the directors elected by them more accountable to the Common Stockholders.  In addition, the directors elected by Preferred Stockholders, as well as the directors elected by Common Stockholders, have a fiduciary obligation to represent the interest of all stockholders and not just the class of stockholders that elected them.  Since the current independent directors are the same group that have failed to provide effective oversight and stewardship, which allowed the destruction of shareholder value over a five-year time period, we see no value in either allowing them to continue to remain entrenched or to continue to provide a perspective that has led to such value destruction.  Restoring accountability to benefit all shareholders and bringing in new highly qualified and independent directors that will oversee the needed turnaround in corporate and share performance should be embraced by all shareholders, rather than having governance barriers remain in place that prevent timely and positive change.

ISS acknowledges that confidential voting ensures that “all votes are based on the merits of proposals” and that the “major advantage of confidential voting is the elimination of pressure on investors to vote with management in cases when management may determine how they voted.”

Yet, ISS does not favor our confidential voting proposal because it does not include an exception for contested elections and, in its view, places the Company at a disadvantage in the event of a proxy contest.  Again, this view appears to be logically inconsistent with the underlying rationale for confidential voting in that contested elections are precisely the time when pressure from management on how to vote to preserve employment or business relationships will be most pronounced.  In view of the need to protect the anonymity of shareholder voting decisions in proxy contests and prevent retaliation, our proposal includes narrowly crafted exceptions, which we believe are customary in this context, to permit inspectors of election to certify the results of the vote and to resolve any disputes or challenges to voting or if necessary to meet applicable legal requirements.  Moreover, our goal for confidential voting is solely to enable voting on the merits without fear of reprisal or retaliation and not to gain any informational advantage over management.

*              *              *              *              *

The Cray Group needs your help in bringing about positive change at MGP.  We ask you to vote only the GOLD Proxy card.

3 EASY WAYS TO VOTE

1.              Vote by Telephone.  Call the toll-free number listed on your proxy card or voting instruction form.  Have your control number listed on the form ready and follow the simple instructions.

2.              Vote by Internet.  Go to the website listed on your proxy card or voting instruction form.  Have your control number listed on the form ready and follow the simple instructions.

3.              Vote by Mail.  Mark, sign, date and return your proxy or voting instruction form in the postage-paid return envelope provided.

PLEASE ACT TODAY

YOUR VOTE IS IMPORTANT

All you have to do is vote the GOLD proxy card or voting instruction form that was included with this letter.  It will supersede any original proxy that you submitted.  Do NOT return the white proxy from MGP Ingredients.

If you submit a proxy to us by signing and returning the enclosed GOLD proxy card, do not sign or return any white proxy card or follow any voting instructions provided by MGPI management unless you intend to change your vote, because only your latest-dated proxy will be counted.  If you have already sent a proxy card to MGPI, you may revoke it and vote on the GOLD card simply by signing, dating and returning the enclosed GOLD proxy card.  Please do not return any white proxy card; it will revoke any GOLD card you have previously signed.

STREET NAME SHAREHOLDERS:  IF YOUR SHARES ARE HELD IN THE NAME OF A BROKERAGE FIRM, BANK NOMINEE OR OTHER INSTITUTION, ONLY THEY CAN VOTE YOUR SHARES AND ONLY UPON RECEIPT OF YOUR SPECIFIC INSTRUCTIONS.

If you have any questions or require any assistance in executing your GOLD proxy card, please call or e-mail:

D.F. King & Co., Inc.
Toll-free:  (800) 859-8509
E-MAIL: MGPI@DFKING.COM

NOTICE TO INVESTORS

ON JULY 10, 2013, THE PARTICIPANTS FILED A DEFINITIVE PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”).  SECURITY HOLDERS ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY THE PARTICIPANTS FROM THE STOCKHOLDERS OF THE COMPANY FOR USE AT THE 2013 ANNUAL MEETING BECAUSE THEY CONTAIN IMPORTANT INFORMATION RELATING TO THE PARTICIPANTS.  THE DEFINITIVE PROXY STATEMENT IS AVAILABLE AT NO CHARGE AT THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV.  THE PARTICIPANTS’ DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WERE FIRST SENT TO COMMON AND PREFERRED STOCKHOLDERS ON OR ABOUT JULY 12, 2013.